AMENDMENT NO. 1

TO

BY-LAWS

OF

REXIT INC.

Pursuant to resolutions approved by the Board of Directors and shareholders of ReXit Inc., a Maryland corporation (the “Corporation”), by joint written consent on April 19, 2013, the Bylaws of the Corporation are amended as follows:

Article VII, Section 3 is hereby amended and restated in its entirely as follows:

Section 3. Fiscal Year. The fiscal year of the Corporation shall end on December 31st.

Except as set forth in this Amendment No. 1, the Bylaws of the Corporation shall remain in full force and effect and are not otherwise modified or amended.